Exhibit 99.1

francesca's® Announces Board Changes

HOUSTON, TEXAS July 20, 2015 -- Francesca's Holdings Corporation (Nasdaq: FRAN) today announced that the Board has appointed Martyn Redgrave as a member of the Board of Directors. The appointment is effective immediately. Mr. Redgrave will serve on the Audit Committee and the Nominating and Corporate Governance Committee.

francesca’s® also announced that Greg Brenneman and Richard Zannino each resigned as a member of the Board of Directors of the Company, effective immediately. Messrs. Brenneman and Zannino, partners at CCMP Capital, joined the Board in February 2010 when CCMP acquired a controlling interest in the Company and are resigning as CCMP has not had an ownership interest in the Company since March 2013, and due to commitments they both have to other CCMP portfolio-companies’ boards.

Mr. Redgrave brings to the Board broad managerial, financial, and operational experience as well as business leadership expertise gained over a distinguished career with several consumer companies. Mr. Redgrave is currently the Managing Partner and CEO of Agate Creek Partners, LLC, a professional governance and consulting services company which he co-founded in July 2014. From August 2012 until his retirement in August 2014, he served as Senior Advisor to L Brands, Inc. Previously, Mr. Redgrave served as Limited Brands’ Executive Vice President and Chief Administration Officer from March 2005 to August 2012 and also served as Chief Financial Officer from January 2006 to May 2007. Mr. Redgrave serves on the board of directors of Popeyes Louisiana Kitchen, Inc., and Deluxe Corporation. Since August 2012, he has served as the non-executive chairman of the board of directors of Deluxe Corporation.

Michael Barnes, Chairman, President and CEO, said, “We are excited to welcome Martyn Redgrave to the francesca’s Board of Directors. Martyn has tremendous public-company board experience and we will benefit from his retail and management expertise. On behalf of the Board, I want to thank Greg and Rich for their invaluable contributions to francesca’s business and their long-term leadership on our Board. We wish them well in all their future endeavors.”

About Francesca's Holdings Corporation:

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like unique, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 604 boutiques in 47 states and the District of Columbia, and serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

Contacts:

ICR, Inc.	Company
Jean Fontana	Mark Vendetti
646-277-1214	832-494-2315
mark.vendetti@francescas.com / IR@francescas.com